Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

METLIFE, INC.

METLIFE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by unanimous written consent in lieu of a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted resolutions on December 23, 2014 proposing and declaring advisable amendments to the Amended and Restated Certificate of Incorporation of the Corporation (as amended theretofore from time to time and in effect on such date, the “Prior Certificate of Incorporation”), subject to the approval of stockholders of the Corporation at the 2015 Annual Meeting,

(i)	to replace the text of Article VI, Section 3(f) thereof in its entirety with the revised text of such Section as set forth below:

The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide. In addition to any requirements of law and any other provision of this Certificate of Incorporation, the stockholders of the Corporation may adopt, amend, alter or repeal any provision of the By-Laws upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors.

and

(ii)	to replace the text of Article IX thereof in its entirety with the revised text of such Article as set forth below:

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or Directors (in the present form of this Certificate of Incorporation or as hereinafter amended) are granted subject to this reservation; provided, however, that any amendment or repeal of Article VII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal; and, provided, further, that Section 5 of Article IV and Articles VI, VII, VIII and this Article IX of this Certificate of Incorporation shall not be amended, altered or repealed without the affirmative vote of the holders of a majority of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors.

SECOND: That the stockholders of the Corporation were given notice of the proposed amendments to the Prior Certificate of Incorporation, in accordance with the requirements of Section 222 of the General Corporation Law of the State of Delaware, the Prior Certificate of Incorporation and the By-Laws of the Corporation, and duly adopted each amendment to the Prior Certificate of Incorporation in accordance with the requirements of the General Corporation Law of the State of Delaware, the Prior Certificate of Incorporation and the By-Laws of the Corporation.

THIRD: That such amendments were duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, METLIFE, INC. has caused this certificate to be signed by Timothy J. Ring, its Senior Vice President and Secretary, this 29th day of April, 2015.

METLIFE, INC.

By:	/s/ Timothy J. Ring
Timothy J. Ring
Senior Vice President and Secretary

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